IN THE UNITED STATES DISTRICT COURT
                    FOR THE EASTERN DISTRICT OF PENNSYLVANIA

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                                    )
IN RE DIET DRUGS                    )
(PHENTERMINE/FENFLURAMINE/          )                MDL NO. 1203
DEXFENFLURAMINE) PRODUCTS           )
LIABILITY LITIGATION                )
                                    )
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                                    )
THIS DOCUMENT RELATES TO:           )
ALL ACTIONS                         )
                                    )
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SHEILA BROWN, et al. v. WYETH       )                CIVIL ACTION NO. 99-20593
(formerly American Home Products    )
Corporation)                        )







                                     REVISED
                       FIFTH AMENDMENT TO NATIONWIDE CLASS
                        ACTION SETTLEMENT AGREEMENT WITH
                       AMERICAN HOME PRODUCTS CORPORATION











Dated:   November 21, 2002

        To facilitate the implementation of the Parties' intentions underlying the November 18, 1999 Nationwide Class Action Settlement Agreement with American Home Products Corporation, ("Settlement Agreement"), to aid in the prompt payment of benefits to Class Members who are entitled to receive them, and to clarify various matters and streamline certain procedures to enhance the efficiency of claims administration, all for the benefit of the Settlement Class, it is hereby stipulated and agreed among the Parties that, subject to the approval of the Trial Court, the Settlement Agreement is amended as follows:

         1. Disposition of Fund A Residual. In light of the passage of the Date 1 registration deadline on August 1, 2002, information regarding processing of claims for Fund A benefits to date, and the number of claims filed, the Parties acknowledge and agree that the Trust will have sufficient funds in Fund A to pay Fund A benefits to eligible Class Members and that it is highly unlikely that the total payments to be made by the Trust for Fund A benefits and the costs of administering them will exceed the $1 billion deposited into Fund A by AHP pursuant to Section III.B.1 of the Settlement Agreement. Accordingly, to establish a fixed date for the transfer of Fund A to Fund B, to expedite the payment of certain Fund A benefits, and to simplify the Trust's accounting responsibilities, Section III.B.4 and Section III.B.5 [ASA p. 20] are deleted and replaced in their entirety by the following:

     4. Funds remaining in Fund A shall be transferred to Fund B as follows:

          a. On the later of (i) January 31, 2003 or (ii) thirty days after the date on which the Trial Court enters an Order approving the Fifth Amendment to the Settlement Agreement, the Trust shall transfer to Fund B all funds remaining in Fund A at such time. The Date of this transfer shall be referred to as the "Merger Date." After the Merger Date, Fund A shall be considered merged into Fund B and the resulting fund shall be referred to as the "Settlement Fund." Before making such transfer, the Trust shall pay refunds under Section IV.A.1.d and reimbursements for privately-obtained echocardiograms under Section IV.A.3.d to those Diet Drug Recipients (or their associated Representative Claimants) that the Trust has determined to be eligible for such benefits by that time and any other benefits from Fund A as are ready for payment at such time. The resulting amount transferred from Fund A to Fund B pursuant to this Section III.B.4.a shall be referred to as the "Fund A Transfer Amount."

          b. After the Merger Date, all payments that otherwise would have been properly payable out of Fund A for the payment or provision of Fund A benefits under Section IV.A shall be made out of the Settlement Fund. The Trust shall make all such payments as soon as reasonably practicable after the Merger Date. If the balance in the Settlement Fund at the time any such amounts are payable is inadequate to fund the payments, AHP shall, within five Business Days after receipt of a written request from the Trust, deposit the necessary funds into the Settlement Fund. Amounts deposited by AHP into the Settlement Fund for this purpose shall not reduce the Maximum Available Fund B Amount or the Adjusted Maximum Available Fund B Amount under Section I.1. AHP's obligation for Fund A benefits and the cost of administering such benefits shall not exceed $1 billion plus the amounts necessary, if any, to pay or provide the additional medical services or cash benefits under Section IV.A.1.c and Section IV.A.2.c to eligible Class Members, provided that any amounts deposited by AHP into the Settlement Fund for such purpose shall not reduce the Maximum Available Fund B Amount.

          c. As of the date on which the Trial Court enters an Order approving the Fifth Amendment to the Settlement Agreement, the Trust and the Settlement Fund shall be deemed to possess sufficient funds to pay refunds under Section IV.A.1.d and reimbursements for privately-obtained echocardiograms under Section IV.A.3.d, and the Trustees shall pay such benefits to eligible Diet Drug Recipients (or their associated Representative Claimants) within forty-five days after the date on which the Trustees receive a completed claim for such benefit, or within such other period as the Trial Court may direct. After the Merger Date, the provisions of this Section III.B.4.c shall supercede the provisions of
               Section VI.C.3.l and Section VI.C.3.n regarding the time of payment of such benefits.

          d. After the Merger Date, the Fund A Transfer Amount also shall be used by the Trust to pay Matrix Compensation Benefits under
               Section IV.B. and administrative expenses of the Trust, in addition to the payment and provision of Fund A benefits under
               Section IV.A, until the balance in the Settlement Fund reaches the Administrative Reserve to be maintained in the Settlement Fund pursuant to Section III.C.3.b or Section III.C.4.e, whereupon the Trust may resume funding the payment of Matrix Compensation Benefits to eligible Class Members pursuant to Settlement Fund Quarterly Notices or such other requests as agreed upon by the Parties. The Fund A Transfer Amount will not reduce the maximum obligation of AHP to make payments to Fund B under Section III.C.

     Section I.1 [ASA p. 2] is deleted and replaced in its entirety by the following:

     1. "Adjusted Maximum Available Fund B Amount" shall mean the amount determined by adding the Fund A Transfer Amount to the Maximum Available Fund B Amount as defined in this Section, and by then subtracting from the resulting sum all amounts paid by the Trust out of the Fund A Transfer Amount for any purpose. The "Maximum Available Fund B Amount" shall mean the amount determined by adding $2,550,000,000 and the Fund B Accretions and by then subtracting from the resulting sum: (i) the Fund B Initial Payment under Section III.C.2; (ii) all amounts paid or transferred by AHP to the Trustees for deposit into Fund B or the Settlement Fund pursuant to Fund B Quarterly Notices under Section III.C.3, pursuant to Requests for Fund B AIO Payments under Section V.F.2, or pursuant to other payment or deposit requests from the Trust for deposits into Fund B; and (iii) Credits to which AHP is entitled under Section VII.A (Opt-Out Credits) and Section VII.C.1.g (Cross-Claim Credits), provided that Initial Opt-Out Credits (as defined in Section VII.A.2) and Back-End Opt-Out Credits (as defined in Section VII.A.3) shall be applied to reduce the Maximum Available Fund B Amount only when and as provided in Section VII.A. "Fund B Accretions" shall be determined as follows: On the first day of the first AIO Fiscal Quarter or Fiscal Quarter (whichever is applicable) after the Final Judicial Approval Date or the date on which it is determined that Final Judicial Approval will not be obtained, the Trustees shall calculate a quarterly accretion to the Maximum Available Fund B Amount which will be one and one-half percent (1.5%) of the Maximum Available Fund B Amount determined as of the close of the preceding AIO Fiscal Quarter or Fiscal Quarter, whichever is applicable. Such accretions shall be added to the Maximum Available Fund B Amount as of the day on which the accretion is calculated.

     2. Conclusion of the Screening Program. To ensure that the benefits of the Screening Program are delivered to all eligible Class Members and to clarify the status of Class Members who receive an Echocardiogram after the close of the Screening Period, Section I.49 [ASA p. 12] is deleted and replaced in its entirety by the following:

     49. "Screening Period" refers to the 12-month period beginning on the Final Judicial Approval Date during which benefits shall be available in the Screening Program. Class Members who have timely registered for benefits by Date 1 and who are otherwise eligible for Screening Program benefits may receive the Echocardiogram and associated interpretative physician visit benefits after the end of this Screening Period, provided that: (i) all such Echocardiograms must be conducted no later than July 3, 2003, unless the Court, upon a showing of good cause and due diligence by or on behalf of a Class Member or group of Class Members, allows the Class Member or group of Class Members to receive an Echocardiogram and associated interpretative physician visit after such date; and (ii) any Class Member who receives an Echocardiogram provided by the Trust after the end of the Screening Period shall be considered to have been diagnosed during the Screening Period for all purposes under this Settlement Agreement, and shall have a period of 120 days after the date of the Echocardiogram to exercise, if otherwise eligible, a right of Intermediate Opt-Out under Section IV.D.3.b.

     3. Maintenance of the Fund B Administrative Reserve. To clarify the level of the Administrative Reserve to be maintained in Fund B, the following is added to the end of Section III.C.3 [ASA p. 21]:

          At any time that the total value of the Security Fund under Section III.E.2 is equal to or greater than the Maximum Available Fund B Amount, the Trustees shall limit requests for deposits for purposes of maintaining the Administrative Reserve in Fund B to those sums that the Trustees believe will be necessary to satisfy the reasonably anticipated administrative expenses of the Trust for the Fiscal Quarter in which the request is made.

     4. Conformance of Fund B Sections to Merger Provisions. To provide for the disposition of monies held by Fund B in conformance with amendments effecting the merger of Fund A and Fund B, Section III.C.4.d [ASA p. 23] is deleted and replaced in its entirety by the following:

          d. After the Merger Date, Fund B shall be referred to as the Settlement Fund, all references in this Settlement Agreement to Fund B shall be read as referring to the "Settlement Fund" rather than to "Fund B", and Fund B Quarterly Notices shall be known as "Settlement Fund Quarterly Notices." After the Merger Date, the Trust shall continue to maintain accurate records of the Maximum Available Fund B Amount and the Adjusted Maximum Available Fund B Amount for purposes of determining AHP's payment obligations to Fund B and the Settlement Fund under Section III.C.4 and the total amount available to the Trust to pay benefits to Class Members and for the costs of administration of such benefits.

     5. Timing of Deposits into Fund B or the Settlement Fund. To allow the Parties to accelerate the payment of benefits to Class Members, the following is added as new Section III.C.4.e [ASA p. 23]:

          e. The Parties may agree in writing to a more frequent schedule for the Fund B Quarterly Notices, Settlement Fund Quarterly Notices (or such other notices as agreed upon by the Parties), and Fund B Deposit Amounts paid by AHP into Fund B or the Settlement Fund than the schedule provided in Section III.C.3, to eliminate or reduce the administrative reserve in Fund B under Section III.C.3.b, and to increase the principal value of the Security Fund under Section III.E.2 to accommodate such adjustments. The Parties shall report all such agreements to the Court. At any time during which AHP is timely making deposits into Fund B on a schedule at least as often as every two weeks, the Administrative Reserve under Section III.C.3.b shall be no greater than $5 million. Funds held in the Administrative Reserve shall be considered available for the payment of Matrix Compensation Benefits as and when the Maximum Available Fund B Amount is $50 million or less, and/or in the Trust's calculation of the Final Projected Amount under Section III.C.4.

     6. Revisions to Security Fund Provisions. To accommodate any additions to the Security Fund under the above amendment to Section III.C.4 of the Settlement Agreement, and to provide additional security for the Settlement Class, Section III.E.2 and Section III.E.3 [ASA pp. 24-25] are deleted and replaced in their entirety by the following:

          2. Fifteen days after the Final Judicial Approval Date, or the first Business Day thereafter if such fifteenth day is not a Business Day, AHP shall establish and thereafter maintain, subject to all the provisions of this Section III.E, a fund (the "Security Fund") consisting of cash and high-grade marketable commercial securities (which shall consist of the "Permitted Investments," defined herein) selected by AHP having a principal value equal to $370 million. If at any time the Administrative Reserve in Fund B under Section III.C.3 is required to be no greater than $5 million, AHP shall deposit into and maintain in the Security Fund cash and/or Permitted Investments having a principal value equal to $45 million and if, after such deposit, AHP deposits funds to increase the Administrative Reserve above $5 million, AHP shall be entitled to withdraw from the Security Fund assets and/or cash equal in value to such Administrative Reserve deposits, not to exceed $45 million. Fifteen days after the Merger Date, or the first Business Day thereafter if the fifteenth day is not a Business Day, AHP shall deposit cash and/or Permitted Investments into the Security Fund having a principal value equal to 80% of the Fund A Transfer Amount, less any amounts deposited into the Security Fund by AHP before such time (other than the original $370 million deposit and the $45 million deposit referred to above) (the "Merger Security Deposit"). AHP may satisfy its obligation to make the Merger Security Deposit by causing a wholly-owned subsidiary of AHP to deposit assets of the subsidiary consisting of cash and/or Permitted Investments into the Security Fund, provided that (i) such subsidiary becomes a primary obligor together with AHP for AHP's funding obligations under the Settlement Agreement to the extent of 110% of the Merger Security Deposit; and (ii) AHP provides to Class Counsel a written opinion satisfactory to Class Counsel that the Merger Security Deposit by the subsidiary is a bona fide transaction supported by good and valuable consideration, is a valid and enforceable obligation of the subsidiary under applicable law, and that the transfer will afford the Trust a valid and enforceable security interest in the Merger Security Deposit to secure to that extent AHP's payment obligations to the Trust under the Settlement Agreement. Any other deposits agreed upon by the Parties and approved by the Court under Section III.C.4.e shall be added to the Security Fund. If the credit rating for AHP as reported by both Moody's Investors Service and Standard & Poor's Rating Services is below investment grade at any time during which the Security Fund must be maintained hereunder, AHP shall deposit additional cash and/or Permitted Investments selected by AHP having an aggregate principal value of an additional $180 million. For purposes of this Section III.E, the term "Permitted Investments" shall mean any of the following: (a) readily marketable direct obligations of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the United States, maturing within 365 days of purchase (in the case of all such obligations other than direct obligations of the United States Treasury); (b) certificates of deposit or time deposits maturing within 365 days of purchase with any commercial bank that (1) has deposits insured by the Federal Deposit Insurance Corporation,
               (2) is organized under the laws of the United States or any state thereof, (3) has a minimum long-term rating of "A-3" (or the then equivalent) by Moody's Investors Service and a long-term rating of "A-" (or the then equivalent) by Standard & Poor's Rating Services, and (4) has combined capital and surplus of at least $10 billion; (c) commercial paper issued by any corporation organized under the laws of any state of the United States and rated at least "Prime-1" short-term (or the then equivalent grade) and "A-1" long-term (or the then equivalent grade) by Standard & Poor's Rating Services, in each case with a maturity of not more than 180 days from the date of acquisition thereof; or (d) investments, classified as current assets of AHP or any of its subsidiaries under generally accepted accounting principles, in money market investment programs registered under the
               Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody's Investors Service or Standard & Poor's Rating Services, and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (a), (b) or (c) of this definition.

          3. If at any time the Security Fund Amount is greater than 110% of the Maximum Available Fund B Amount, AHP may withdraw, at its option, free of any lien under Section III.E.5, cash and/or Permitted Investments from the Security Fund, provided that: (i) the Security Fund Amount must at all times equal or exceed 110% of the Maximum Available Fund B Amount; and (ii) AHP may make such withdrawals from the Security Fund no more frequently than once monthly. The Security Fund and the lien under Section III.E.5 shall be terminated completely upon AHP's making the Final Payment provided for in Section III.C.4.a.

In addition, Section III.E.5 [ASA p. 25] is deleted and replaced in its entirety by the following:

          5. AHP shall grant to the Trustees a perfected security interest in the Security Fund as collateral for AHP's obligations under the Settlement Agreement pursuant to the terms of a Security Fund and Escrow Agreement in the form appended hereto as "Revised Exhibit 3." No later than the date of the Merger Security Deposit, AHP (or its subsidiary as applicable) shall grant to the Trustees a perfected security interest in the Merger Security Deposit in the Security Fund as collateral for AHP's obligations under the Settlement Agreement pursuant to the terms of the Security Fund and Escrow Agreement attached hereto as "Revised Exhibit 3" or such other Security Fund and Escrow Agreement as is agreed upon by the Parties and approved by the Trial Court.

The "Revised Exhibit 3" is attached hereto as Exhibit A.

     7. Settlement Fund Payment Obligations. To reflect the proper treatment of the Fund A Transfer Amount as it relates to AHP's payment obligations to Fund B,
Section  III.C.3.b  [ASA  pp.20-21],   Section  III.C.4.a  [ASA  p.21],  Section
III.C.4.b(iv) [ASA pp. 22-23], Section V.F.2 [ASA p. 60], Section VI.A.10.a(3)(v),(vii) [ASA p.70], Section VII.A.2.b,c [ASA p. 119], Section
VII.A.3 [ASA pp.119-20], Section VII.C.1.g [ASA pp. 126-27], and Section VIII.E.1.b [ASA pp. 137-38] are amended so that all references to "Adjusted Maximum Available Fund B Amount" in such Sections shall be replaced with "Maximum Available Fund B Amount" instead.

     8. Revised Articles and By-Laws of the Medical Research and Education Fund. To update the Articles and By-Laws of the Medical Research and Education Fund, "Exhibit 4", referred to in Section IV.A.3.a [ASA p. 31], is replaced with the revised "Exhibit 4" attached to this Fifth Amendment as Exhibit B.

     9. Timing of Requests for Credits. To clarify the time by which Wyeth shall submit Requests for Credits, the following is added to Section VI.D [ASA p. 111]:

                    3. The RED FORM for a Request for a Credit for Initial Opt-Out Credits and for Back-End Opt-Out Credits shall be submitted by AHP to the Trustees and/or Claims Administrator(s) postmarked on or before the later of:
                         (i) 180 days after the date that is five calendar years after the Final Judicial Approval Date; or (ii) 180 days after the date of the payment by AHP to or for the benefit of the Class Member for which AHP seeks the Credit.

                    4. Within thirty days after the close of each calendar quarter after December 31, 2002, through the quarter that includes the date that is five calendar years after the Final Judicial Approval Date, AHP shall provide a written report to Class Counsel and the AHP Settlement Trust of the approximate total dollar amount of Back-End Opt-Out Credits under Section VII.A.3 that it reasonably believes would arise from payments made by AHP during the preceding calendar quarter to Class Members.

     10. Deferral of Back-End Opt-Out Credits. To maximize the funds available to Class Members for the payment of Matrix Compensation Benefits and to defer the administrative costs and delay associated with the processing of applications for Credits, the last sentence of Section VII.A.3 [ASA p. 120] is deleted and replaced in its entirety by the following:

                    Back-End Opt-Out Credits shall be applied to reduce the Adjusted Maximum Available Fund B Amount upon the later of:
                    (i) the date that is five calendar years after the Final Judicial Approval Date; or (ii) the date on which the determination of the Back-End Opt-Out Credit becomes final under Section VI.D.1.

     11. Settlement of Subrogation Claims. To reflect the parties' understanding that Matrix benefit payments should not be reduced on account of claims by subrogees who have entered into settlement agreements with the parties, the following is added as new Section VII.D.3 [ASA p.130]:

                    3. In the event that AHP and Class Counsel enter into a settlement agreement with any subrogee in which the subrogee releases its subrogation claims against AHP and the Settlement Class, then after the effective date of the Fifth Amendment to the Settlement Agreement, notwithstanding any other provision of the Settlement Agreement or any previous agreement relating to the settlement of subrogation claims, no amount shall be deducted from any Matrix Compensation Benefits payment due to any Class Member on account of any subrogation claim that has been or could be made by any such subrogee with respect to the recovery of any Class Member, and the Trust shall refund to a Class Member any amount deducted from the Class Member's Matrix Compensation Benefits for such purpose before the effective date of the Fifth Amendment to the Settlement Agreement.

     12. Name Change to Wyeth. To update the Settlement Agreement to account for the change of corporate name from American Home Products Corporation to Wyeth, effective March 11, 2002, the following is added as new Section VIII.F.12 [ASA
p. 143]:

                    12. Beginning on March 11, 2002, all references in this Settlement Agreement to "AHP" and "American Home Products" (except for the references to AHP in "AHP Settlement Trust") shall be deemed to refer to Wyeth. This name change does not affect the implementation of this Settlement Agreement or the AHP Settlement Trust.

     13. Approval of this Amendment. The Parties promptly shall seek approval of this Fifth Amendment by the Trial Court. This Fifth Amendment shall not become effective unless and until the date of the entry of an Order by the Trial Court approving of this Fifth Amendment.

     IN WITNESS WHEREOF, the Parties have duly executed this Revised Fifth Amendment to Nationwide Class Action Settlement Agreement between AHP and the Class Representatives, by their respective counsel as set forth below, on November 21, 2002.




                            (Signature Pages Follow)

WYETH (formerly AMERICAN HOME
 PRODUCTS CORPORATION)

BY:_________________________________________
         Louis L. Hoynes, Jr.
         Executive Vice President and General Counsel



Date:  ___________________________

CLASS COUNSEL


FOR THE PLAINTIFFS' MANAGEMENT
COMMITTEE:



------------------------------------        -----------------------------------
Arnold Levin,                               Esquire Gene Locks, Esquire
LEVIN, FISHBEIN, SEDRAN & BERMAN            GREITZER & LOCKS
510 Walnut Street, Suite 500                1500 Walnut Street, 20th Floor
Philadelphia, PA 19106                      Philadelphia, PA 19102
215-592-1500                                800-828-3489

Date:  ___________________________          Date:  ___________________________



-----------------------------------         -----------------------------------
Michael D. Fishbein, Esquire                Sol H. Weiss, Esquire
LEVIN, FISHBEIN, SEDRAN & BERMAN            ANAPOL SCHWARTZ WEISS COHAN
510 Walnut Street, Suite 500                    FELDMAN & SMALLEY, P.C.
Philadelphia, PA  19106                     1900 Delancey Place
215-592-1500                                Philadelphia, PA  19103
                                            215-735-2098

Date:  ___________________________          Date:  ___________________________




-------------------------------------       -----------------------------------
Stanley Chesley, Esquire                    Charles R. Parker, Esquire
WAITE, SCHNEIDER, BAILESS & CHESLEY         HILL & PARKER
1513 Central Trust Tower                    5300 Memorial, Suite 700
Fourth & Vine Streets                       Houston, TX  77007-8292
Cincinnati, OH  45202                       713-868-5581
513-621-0267

Date:  ___________________________          Date:  ___________________________

-------------------------------------
John J. Cummings, Esquire
CUMMINGS, CUMMINGS & DUDENHEFER
416 Gravier Street
New Orleans, LA  70130
504-586-0000

Date:  ___________________________


FOR SUBCLASS 1(a):                                   FOR SUBCLASS 1(b):



---------------------------------------     -----------------------------
Diane Nast, Esquire                         Richard Lewis, Esquire
ROD & NAST                                  COHEN, MILSTEIN, HAUSFELD
801 Estelle Drive                               & TOLL
Lancaster, PA  17601                        1100 New York Avenue, N.W.
712-892-3000                                Suite 500, West Tower
                                            Washington, D.C.  2005-3934
                                            (202) 408-4600

Date:  ___________________________          Date:  ___________________________



FOR SUBCLASS 2(a):                                   FOR SUBCLASS 2(b):



------------------------------------        -----------------------------------
Mark W. Tanner, Esquire                     R. Eric Kennedy, Esquire
FELDMAN, SHEPHERD & WOHLGELERNTER           WEISMAN, GOLDBERG, WEISMAN &
1845 Walnut Street, 25th Street                 KAUFMAN
Philadelphia, PA  19103                     1600 Midland Building
215-567-8300                                101 Prospect Avenue West
                                            Cleveland, OH  44115
                                            216-781-1111

Date:  ___________________________          Date:  ___________________________

FOR SUBCLASS 3:



------------------------------------
Richard Wayne, Esquire
STRAUSS & TROY
The Federal Reserve Building
150 East 4th
Cincinnati, OH  45202-4018
513-621-2120

Date:  ___________________________